SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                ----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                               (Amendment No.2)(1)



                              Travelocity.com Inc.
                ------------------------------------------------
                                (Name of Issuer)



                     Common Stock, par value $.01 per share
                ------------------------------------------------
                         (Title of Class of Securities)


                                   893953 10 9
                ------------------------------------------------
                                 (CUSIP Number)

                                  June 27, 2001
                ------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [  ] Rule 13d-1(b)
         [X ] Rule 13d-1(c)
         [  ] Rule 13d-1(d)



















---------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 893953 10 9                                        Page 2 of 5 Pages
                                                   13G
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---------- ---------------------------------------------------------------------
           NAMES OF REPORTING PERSONS       AOL Time Warner Inc.
1.
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 13-4099534
---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) |_|
2.                                                                  (b) |_|
---------- ---------------------------------------------------------------------
---------- --------------------------------------------------------------------
           SEC USE ONLY
3.
---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
           CITIZENSHIP OR PLACE OF ORGANIZATION                   Delaware
4.
---------- ---------------------------------------------------------------------
                               -------- ----------------------------------------
                                        SOLE VOTING POWER
          NUMBER OF            5.
                                        0
           SHARES
                               -------- ----------------------------------------
                               -------- ----------------------------------------
        BENEFICIALLY                    SHARED VOTING POWER
                               6.
          OWNED BY                      267,571
                               -------- ----------------------------------------
                               -------- ----------------------------------------
            EACH                        SOLE DISPOSITIVE POWER
                               7.
          REPORTING                     0
                               -------- ----------------------------------------
                               -------- ----------------------------------------
           PERSON                       SHARED DISPOSITIVE POWER
                               8.
            WITH                        267,571
                               -------- ----------------------------------------
---------- ---------------------------------------------------------------------
           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9.         267,571
---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)EXCLUDES CERTAIN
10.        SHARES*                                                        |_|
---------- ---------------------------------------------------------------------
           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.
           1.6%
---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
           TYPE OF REPORTING PERSON*
12.
           HC
---------- ---------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



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CUSIP No. 893953 10 9                                        Page 3 of 5 Pages
                                                   13G
--------------------------------------------               ---------------------



Item 1(a).        Name of Issuer:

                  Travelocity.com Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  15100 Trinity Boulevard
                  Fort Worth, TX 76155

Item 2(a).        Name of Person Filing:

                  AOL Time Warner Inc.

Item 2(b).        Address of Principal Business Office or, if None, Residence:

                  75 Rockefeller Plaza
                  New York, NY 10019

Item 2(c).        Citizenship:

                  AOL Time Warner Inc. is organized and exists under the laws of the State of Delaware

Item 2(d).        Title of Class of Securities:

                  Common Stock, par value $.01 per share

Item 2(e).        CUSIP Number:

                  893953 10 9

Item 3. If this statement if filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

      (a) [  ] Broker or dealer registered under Section 15 of the Exchange Act.
      (b) [  ] Bank as defined in Section 3 (a) (6) of the Exchange Act.
      (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.
      (d) [ ] Investment company registered under Section 8 of the Investment Company Act.
      (e) [  ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).
      (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).
      (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).
      (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.
      (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.
      (j) [  ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

      If this statement is filed pursuant to Rule 13d-1(c), check this box.  [X]

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CUSIP No. 893953 10 9                                        Page 4 of 5 Pages
                                                   13G
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Item 4.           Ownership.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

       (a)   Amount beneficially owned:          267,571
                                       ------------------------------------
       (b)   Percent of class:         1.6%
                              ---------------------------------------------
       (c)   Number of shares as to which such person has:
       (i)   Sole power to vote or to direct the vote        0
                                                     ------------------
       (ii)  Shared power to vote or to direct the vote     267,571
                                                       --------------------
       (iii) Sole power to dispose or to direct the disposition of   0
                                                                  ---------
       (iv)  Shared power to dispose or to direct the disposition of   267,571
                                                                    ------------
         Instruction. For computations regarding securities which represent a right to acquire an underlying security, see Rule 13d-3(d)(1).

Item 5.         Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

         Instruction.  Dissolution of a group requires a response to this item.

Item 6.         Ownership of More than Five Percent on Behalf of Another Person.

         Except as otherwise disclosed in periodic public filings with the Securities and Exchange Commission, no other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         America Online, Inc.(a wholly owned subsidiary of AOL Time Warner Inc.)
         - CO

Item 8.         Identification and Classification of Members of the Group.

         N/A

Item 9.         Notice of Dissolution of Group.

         N/A

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CUSIP No. 893953 10 9                                        Page 5 of 5 Pages
                                                   13G
--------------------------------------------               ---------------------

Item 10. Certifications.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 13, 2002

                                           AOL Time Warner Inc.


                                             /s/ Wayne H. Pace
                                           -------------------------------------
                                                        (Signature)

                                           Wayne H. Pace, Executive Vice
                                           President and Chief Financial Officer
                                           -------------------------------------
                                                        (Name/Title)